EXHIBIT 10.11

                     SOUTHWEST BANCORPORATION OF TEXAS, INC.

                              4400 POST OAK PARKWAY
                              HOUSTON, TEXAS 77027

                               October 20, 1998


Mr. Lane Ward
President
Fort Bend Holding Corp.
1011 Millie Street
Rosenberg, Texas 77471-3808

      Re:   Employment Agreement

Dear Mr. Ward:

      On this date, Fort Bend Holding Corp., a Delaware corporation ("FBHC"), and Southwest Bancorporation of Texas, Inc., a Texas corporation ("Southwest") have entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which FBHC would merge with and into Southwest and Fort Bend Federal Savings and Loan Association of Rosenberg (the "Association") would merge with and into Southwest Bank of Texas National Association ("SW Bank") (the "Mergers"), and the stockholders of FBHC would receive 1.45 shares of Southwest Common Stock in exchange for each of their shares of FBHC Common Stock.

      Upon consummation of the Mergers, SW Bank hereby assumes all liabilities and obligations of the Association under the Employment Agreement dated as of June 30, 1993, between the Association and you, as extended on March 19, 1998, providing for a new term expiration date as of March 31, 2001 (the "Employment Agreement"). In connection with SW Bank's assumption of the Employment Agreement, SW Bank agrees to perform the Employment Agreement in the same manner and to the same extent that the Association would be required to perform it, except that Southwest, SW Bank and you hereby agree that the Employment Agreement will be amended to effectuate the following changes:

      1. Instead of being employed as President of the Association and FBHC, you will be elected as a Director and will hold the office of Vice Chairman of the Board of SW Bank, with responsibility for all mortgage banking and mortgage servicing operations of SW Bank. You will also be responsible for (i) coordinating all business development activities in all branch offices of SW Bank located in Fort Bend County, Wharton County and Montgomery County, and (ii) assisting line of business managers in the implementation of their strategic business objectives in those offices. In addition, all loan approval procedures in those offices will conform to the standard credit underwriting procedures of SW Bank as they currently exist and as they may be amended from time to time. SW Bank has reviewed FBHC's credit underwriting procedures and has determined that no material differences exist between the current credit policies of the two companies.

                                    -1-
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      2. The date of expiration of the Employment Agreement will be extended to
December 31, 2001. Your annual salary will be increased to $150,000 (I.E., $12,500 per month), effective as of the consummation of the Mergers, and you will have the opportunity to earn a bonus for the 1999 calendar year of up to $60,000, the amount of which bonus shall be determined and paid in accordance with SW Bank's current incentive plan for its executive officers. SW Bank will also (i) pay to you a car allowance of $500 per month, and (ii) maintain your existing country club membership. SW Bank will also permit you to continue your position as a trustee of the George Foundation. In addition, Management of Southwest shall recommend to Southwest's Compensation Committee that you be granted an incentive option to purchase 12,000 shares of Southwest Common Stock under Southwest's 1996 Stock Option Plan effective as of the date of consummation of the Mergers at an exercise price per share equal to the fair market value per share of Southwest Common Stock on such date of grant. The terms of such option, including vesting, will be consistent with those granted by the Compensation Committee to other executive officers of SW Bank.

      3. At the first Board of Directors Meeting of Southwest following consummation of the Mergers you will be elected a Director of Southwest.

      4. The above changes in your job title, description and responsibilities shall not be deemed to constitute an "involuntary termination" under the Employment Agreement.

      You hereby agree and acknowledge that the agreement by SW Bank hereunder regarding assumption of the Association's obligations under the Employment Agreement fully satisfies the requirements of Section 11 of the Employment Agreement.

      If FBHC and Southwest decide not to proceed with the consummation of the Mergers, the agreement set forth in this Letter shall become null and void and no party hereunder shall have any further responsibility or liability to any other party hereunder with respect to the Employment Agreement.

      If the foregoing correctly states our agreements and understanding, please execute and return a copy of this Letter acknowledging your acceptance and agreement to the terms hereof.

                              SOUTHWEST BANCORPORATION OF TEXAS, INC.


                              By:_________________________________________
                                    Paul B. Murphy, Jr.
                                    President and Chief Operating Officer

                              SOUTHWEST BANK OF TEXAS
                                 NATIONAL ASSOCIATION


                              By:_________________________________________
                                    Paul B. Murphy, Jr.
                                    President and Chief Operating Officer

Lane Ward

                                  [LETTERHEAD]

                         EMPLOYMENT AGREEMENT AMENDMENT

     On March 19, 1998, the Board of Directors approved the extension of this Employment Agreement for a period of one year giving a new term expiration date of March 31, 2001, at a pay rate of $11,663.08 monthly.

                                          FORT BEND FEDERAL SAVINGS AND
                                          LOAN ASSOCIATION OF ROSENBERG

                                          By: /s/ WILLIAM A. LITTLE
                                              William A. Little

                                          EMPLOYEE

                                          /s/ LANE WARD
                                          Lane Ward

                                          3/19/98
                                          Date

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 30th day of June, 1993, by and between FORT BEND FEDERAL SAVINGS AND LOAN ASSOCIATION OF ROSENBERG, a federally chartered savings and loan association whose address is 1011 Millie Street, Rosenberg, Texas 77471-3808, (which, together with any successor thereto which executes and delivers the assumption agreement provided for in Section 11(a) hereof or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law, is hereinafter referred to as the "Association"), and LANE WARD whose residence address is 1117 Lindsey, Rosenberg, Texas (the "Employee").

     WHEREAS, the Employee is currently serving as President of the Association and Fort Bend Holding Corp., (the "Holding Company"); and

     WHEREAS, the Association adopted a plan of conversion whereby the Association converted to capital stock savings and loan association form as the subsidiary of the Holding Company, which plan was approved by the Association's members and the Office of Thrift Supervision (the "Conversion"); and

     WHEREAS, the Board of Directors of the Association recognizes that, as is the case with publicly held corporations generally, the possibility of a change in control of the Holding Company may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Association, the Holding Company and its stockholders; and
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     WHEREAS, the Board of Directors of the Association believes it is in the best interests of the Association to enter into this Agreement with the Employee in order to assure continuity of management of the Association and to reinforce and encourage the continued attention and dedication of the Employee to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Holding Company, although no such change is now contemplated; and

     WHEREAS, the Board of Directors of the Association has approved and authorized the execution of this Agreement with the Employee to take effect as stated in Section 4 hereof:

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, it is AGREED as follows:

     1. EMPLOYMENT. The Employee will be employed as President of the Association, or in such other more senior capacity as the Board of Directors may subsequently determine. As President, Employee shall render administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with the Employee's position. The Employee shall continue to devote his best efforts and substantially all his business time and attention to the business and affairs of the Association and its subsidiaries and affiliated companies.

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     2.  COMPENSATION.

          (a) SALARY. The Association agrees to pay the Employee during the term of this Agreement a salary established by the Board of Directors. The salary hereunder as of the Commencement Date (as defined in Section 4 hereof) shall be equal to the Employee's salary as in effect immediately prior to such date. The salary provided for herein shall be payable in cash not less frequently than bi-monthly in accordance with the practices of the Association; PROVIDED, HOWEVER, that no such salary is required to be paid by the terms of this Agreement in respect of any month or portion thereof subsequent to the termination of this Agreement, and PROVIDED FURTHER, that the amount of such salary shall be reviewed by the Association not less often than annually and may be increased (but not decreased) from time to time in such amounts as the Board of Directors in its discretion may decide, subject to the customary withholding tax and other employee taxes as required with respect to compensation paid by a corporation to an employee.

          (b) DISCRETIONARY BONUSES. The Employee shall be entitled to participate in an equitable manner with all other executive officers of the Association in discretionary bonuses as authorized and declared by the Board of Directors of the Association to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such bonuses when and as declared by the Board of Directors.

          (c) EXPENSES. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in

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accordance with policies and procedures at least as favorable to the Employee as those presently applicable to the senior executive officers of the Association) in performing services hereunder, provided that the Employee properly accounts therefor in accordance with Association policy.

     3.  BENEFITS.

          (a) PARTICIPATION IN RETIREMENT AND EMPLOYEE BENEFIT PLANS. The Employee shall be entitled while employed hereunder to participate equitably in, and receive benefits under, all plans relating to stock options, stock purchases, pension, thrift, profit-sharing, group life insurance, medical coverage, education, cash or stock bonuses, and other retirement or employee benefits or combinations thereof, that are now or hereafter maintained for the benefit of the Association's executive employee or for its employees generally.

          (b) FRINGE BENEFITS. The Employee shall be eligible while employed hereunder to participate in, and receive benefits under, any other fringe benefits which are or may become applicable to the Association's executive employees or to its employees generally, including a reasonable expense account.

     4. TERM. The term of employment under this Agreement shall be a period of 36 months commencing on the date of completion of the Conversion (the "Commencement Date"), subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of employment under this Agreement shall be extended, subject to the next sentence of this paragraph, for a period of one year unless either the Association or the Employee gives contrary

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written notice to the other not less than 90 days in advance of the date on which the term of employment under this Agreement would otherwise be extended. This Agreement will not be automatically extended unless such extension is approved by the Board of Directors of the Association following the Board's review of a formal performance evaluation of the Employee performed by the disinterested members of the Board of Directors of the Association and reflected in the minutes of the Board of Directors. Reference herein to the term of employment under this Agreement shall refer to both such initial term and such extended terms.

     5. VACATIONS. The Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

          (a) During the term of employment under this Agreement, the Employee shall be entitled to an annual paid vacation of four weeks, or, if more favorable to Employee, in accordance with the most favorable plans, policies, programs or practices of the Association and its affiliated companies as in effect for the Employer at any time during the six month period immediately preceding the Commencement Date, or as in effect generally at any time thereafter with respect to other senior executives of the Association and its affiliated companies;

          (b) The timing of vacations shall be scheduled in a reasonable manner by the Employee;

          (c) The Board of Directors shall, solely at the Employee's request, be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and

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
upon such terms and conditions as the Board of Directors, in its discretion, may determine; and

          (d) The Board of Directors shall, in its sole discretion, have the right to pay the Employee for any unused vacation time, such payment to be calculated on a pro rata basis, based upon the Employee's then current salary.

     6.  TERMINATION OF EMPLOYMENT; DEATH.

          (a) The Board of Directors may terminate the Employee's employment at any time, but any termination by the Association's Board of Directors, other than termination for cause, shall not prejudice the Employee's right to compensation or other benefits under the Agreement. If the employment of the Employee is involuntarily terminated, other than (i) for "cause" as provided in this Section 6(a) or (ii) by reason of death or disability as provided in Sections 6(c) or 7, or if there occurs a voluntary or involuntary termination of the Employee's employment as defined in Section 8 in connection with or within 12 months after a change in control which occurs at any time during the term of this Agreement as provided in Section 8, the Employee shall be entitled to receive, (i) his then applicable salary for the remaining term of the Agreement as calculated in accordance with Section 4 hereof, payable in such manner and at the times as such the salary would have been payable to the Employee under
Section 2 had he remained in the employ of the Association, (ii) his then applicable health insurance benefits for the remaining term of the Agreement as calculated in accordance with Section 4 hereof, of termination and (iii) his bonus determined on an annualized basis for the period commencing on the first day of the fiscal year in which such

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
termination occurs and ending as of the month and closest to date of termination in such fiscal year, which bonus shall be payable at such time as it would have been payable under Section 2(b) had he remained in the employ of the Association.

     The terms "termination" or "involuntarily terminated" in this Agreement shall refer to the termination of the employment of Employee without his express written consent. In addition, a material diminution of or interference with the Employee's duties, responsibilities and benefits, including, but not limited to, those events constituting a loss of status as defined in Section 8(a), shall be deemed and shall constitute an involuntary termination of employment to the same extend as express notice of such involuntary termination.

     In case of termination of the Employee's employment for cause, the Association shall pay the Employee his salary through the date of termination, and the Association shall have no further obligation to the Employee under this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause. For purposes of this Agreement, termination for "cause" shall include termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any material law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Association at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board), stating that in the good faith opinion of the Board the Employee was guilty of conduct constituting "cause" as set forth above and specifying the particulars thereof.

          (b) The Employee's employment may be voluntarily terminated by the Employee at any time upon 90 days written notice to the Association or upon such shorter period as may be agreed upon between the Employee and the Board of Directors of the Association. In the event of such voluntary termination, except as provided in Section 8 below, the Association shall be obligated to continue to pay the Employee his salary only through the date of termination together with any accrued unpaid vacation pay as of said date, at the time such payments are due, and the Association shall have no further obligation to the Employee under this Agreement.

          (c) Notwithstanding any other provision of this Agreement to the contrary, Employee may voluntarily terminate his employment under this Agreement by written notice to the Association upon the occurrence, or within thirty (30) days thereafter, of any change in control if the Employee suffers a loss of status, as defined in Section 8(a) hereof. Upon such termination Employee shall be entitled to receive his salary, and such group medical insurance coverage or reimbursement benefits

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
provided for (and on the same terms as set forth) in Section 3(a) hereof, during the unexpired portion of the term of this Agreement (i.e., excluding any automatic extensions of the term hereof that would otherwise occur pursuant to
Section 4 hereof subsequent to such termination), with such salary to be payable in such manner and at such times as such salary would have been payable to Employee under Section 4 had he remained in the employ of the Association. Except as set forth in the preceding sentence, Employee shall have no right to receive any other payments or benefits under this Agreement for any periods after the date of such termination.

          (d) In the event of the death of the Employee during the term of employment under this Agreement and prior to any termination hereunder, the Employee's estate, or such person as the Employee may have previously designated in writing, shall be entitled to receive from the Association the salary of the Employee through the last day of the calendar month in which his death shall have occurred together with Employee's unused vacation and sick leave, and the term of employment under this Agreement shall end on such last day of the month.

          (e) If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Association's affairs by a notice served under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. ss 1818(e)(4); (g)(1), the Association's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay the

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Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of the obligations which were suspended.

          (f) If the Employee is removed from office and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. ss 1818(e)(4); (g)(1), all obligations of the Association under this Agreement shall terminate, as of the effective date of the order, but vested rights of the parties shall not be affected.

          (g) If the Association becomes in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. ss 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

          (h) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Association: (i) by the Director of the OTS or his or her designee at the time the Federal Deposit Insurance Corporation ("FDIC") or the Resolution Trust Corporation ("RTC") enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the FDIA, 12 U.S.C. ss 1823(c); or (ii) by the Director of the OTS or his or her designee at the time the Director of the OTS or his or her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Director of the OTS to be in an unsafe or unsound condition.

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     Any rights of the parties that have already vested, however, shall not be affected by any such action.

          (i) In the event the Association purports to terminate the Employee for cause, but it is determined by a court of competent jurisdiction that cause did not exist for such termination, or if in any event it is determined by any such court that the Association has failed to make timely payment of any amounts owed to the Employee under this Agreement, the Employee shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

     7. DISABILITY. If during the term of employment hereunder Employee shall become disabled or incapacitated to the extent that he is unable to perform the duties of President, he shall be entitled to receive disability benefits of the type provided for other executive employees of the Association. In such event, the rights of the Employee to receive the salary stated in Section 2 hereof shall be suspended after a period of six months until such time as the Employee is able to resume his duties.

     8.  CHANGE IN CONTROL.

          (a) INVOLUNTARY TERMINATION. If the Employee's employment is involuntarily terminated (other than for cause or pursuant to any of Sections 6(c) through 6(g) or Section 7 of this Agreement) in connection with or within 12 months after a change in control which occurs at any time during the term of employment under this Agreement, the Association shall pay to the Employee in

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a lump sum in cash within 25 business days after the Date of Termination (as hereinafter defined) of employment an amount equal to 100 percent of the Employee's then current annual compensation.

          An involuntary termination shall include a loss of status in connection with the change in control. A loss of status shall include, but not be limited to: (1) a change in the principal workplace of the Employee to a location outside of Rosenberg, Texas; (2) a material reduction in the secretarial or other administrative support of the Employee other than as part of a Association or Holding Company-wide reduction in staff; (3) a reduction or adverse change in the Employee's title or decision-making responsibilities; (4) a reduction in the number or seniority of other Association personnel reporting to the Employee, other than as part of an Association or Holding Company-wide reorganization or reduction in staff, or a reduction in the frequency with which, or in the nature of the matters with respect to which, such personnel are to report to the Employee; (5) an increase in the number of, or a decrease in the seniority of, the persons (other than the Board of Directors) to whom the Employee must report, other than is normal and customary for a President, or such other, more senior, capacity as the Employee may be subsequently employed by the Association, of a similarly situated financial institution or financial institution holding company; or an increase in the frequency of, or in the nature of matters with respect to which, such reports by the Employee shall be required; (6) a reduction or adverse change in the salary, perquisites, benefits, contingent benefits or vacation time which had theretofore been provided to the Employee, other than as part of an

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overall program applied uniformly and with equitable effect to all members of the senior management of the Association or Holding Company; and (7) a material increase in the required hours of work, or the workload of the Employee.

          (b) DEFINITIONS. For purposes of Sections 8, 9 and 11 of this Agreement, "Date of Termination" means the earlier of (i) the date upon which the Association gives notice to the Employee of the Termination of his employment with the Association or (ii) the date upon which the Employee ceases to serve as an Employee of the Association, and "change in control" is defined solely as any acquisition of control (other than pursuant to the Conversion or by a trustee or other fiduciary holding securities under an employee benefit plan of the Holding Company or a subsidiary of the Holding Company), as defined in 12 C.F.R. ss 574.4, or any successor regulation, of the Association or Holding Company which would require the filing of an application for acquisition of control or notice of change in control in a manner as set forth in 12 C.F.R. ss 574.3, or any successor regulation.

          (c) COMPLIANCE WITH CAPITAL REQUIREMENTS. Notwithstanding anything in this Agreement to the contrary, no payments may be made pursuant to Section 8 hereof without the prior approval of the OTS if following such payment the Association would not be in compliance with its fully phased-in capital requirements as defined in OTS regulations.

     9. CERTAIN REDUCTION OF PAYMENTS BY THE ASSOCIATION. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Association to or for the benefit of the Employee (whether paid

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or payable or distributed or distributable pursuant to the terms of this
Agreement or otherwise) (a "Payment") would be nondeductible (in whole or part) by the Association for Federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of amounts payable or distributable to or for the benefit of the employee pursuant to this Agreement (such amounts payable or distributable pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount, not less than zero, expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Association because of Section 280G of the Code. For purposes of this Section 9, present value shall be determined in accordance with
Section 280G(d)(4) of the Code.

          (b) All determinations required to be made under this Section 9 shall be made by the Association's independent auditors, or at the election of such auditors by such other firm or individuals of recognized expertise as such auditors may select (such auditors or, if applicable, such other firm or individual, are hereinafter referred to as the "Advisory Firm"). The Advisory Firm shall within ten business days of the Date of Termination, or at such earlier time as is requested by the Association, provide to both the Association and the Employee an opinion (and detailed supporting calculations) that the Association has substantial authority to deduct for federal income tax purposes the full amount of the Agreement Payments and that the Employee has substantial authority not to report on his federal income tax return any excise

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tax imposed by Section 4999 of the Code with respect to the Agreement Payments.
Any such determination and opinion by the Advisory Firm shall be binding upon the Association and the Employee. The Employee shall determine which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 9, provided that, if the Employee does not make such determination within ten business days of the receipt of the calculations made by the Advisory Firm, the Association shall elect which and how much, if any, of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 9 and shall notify the Employee promptly of such election. Within five business days of the earlier of (i) the Association's receipt of the Employee's determination pursuant to the immediately preceding sentence of this Agreement or (ii) the Association's election in lieu of such determination, the Association shall pay to or distribute to or for the benefit of the Employee such amounts as are then due the Employee under this Agreement. The Association and the Employee shall cooperate fully with the Advisory Firm, including without limitation providing to the Advisory Firm all information and materials reasonably requested by it, in connection with the making of the determinations required under this Section 9.

          (c) As a result of uncertainty in application of Section 280G of the Code at the time of the initial determination by the Advisory Firm hereunder, it is possible that Agreement Payments will have been made by the Association which should not have been made ("Overpayment") or that additional Agreement Payments will not have been made by the Association which should have been made ("Underpayment"), in each case, consistent with the calculations required to be made

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hereunder. In the event that the Advisory Firm, based upon the assertion by the
Internal Revenue Service against the Employee of a deficiency which the Advisory Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Association to or for the benefit of Employee shall be treated for all purposes as a loan ab initio which the Employee shall repay to the Association together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Association if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Advisory Firm, based upon controlling preceding or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Association to or for the benefit of the Employee together with interest at the applicable federal rate provided for in Section 7872(F)(2) of the Code.

          (d) PAYMENTS NOT TO EXCEED THREE TIMES ANNUALIZED SALARY. Notwithstanding anything in this Agreement to the contrary, in no event shall the sum of any payment to the Employee under Section 8 of this Agreement and any payments of salary and bonus under Section 6 of this Agreement exceed an amount that is three times the Employee's salary (annualized) as of the date of termination of employment. For this purpose, the amount of

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payments of salary and bonus to be made in the future under Section 6 shall be determined on a present value basis, and present value shall be determined as provided for in Section 9 of this Agreement.

     10. NO MITIGATION. The amount of any salary or other payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the date of termination, or otherwise.

     11. NO ASSIGNMENTS. (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Association will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Association, by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Association would be required to perform it if no such succession or assignment had taken place. Failure of the Association to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation from the Association in the same amount and on the same terms as the compensation pursuant to Section 8(a) hereof. For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

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          (b) This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee or other designee or if there is no such designee, to the Employee's estate.

     12. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (provided that all notices to the Association shall be directed to the attention of the Board of Directors of the Association with a copy to the Secretary of the Association), or to such other address as either party may have furnished to the other in writing in accordance herewith.

     13. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

     14. PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

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     15.  SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     16. GOVERNING LAW. This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          FORT BEND FEDERAL SAVINGS AND LOAN
                                            ASSOCIATION OF ROSENBERG

                                          By:  /s/ R. W. LINDSEY

                                          EMPLOYEE

                                          /s/ LANE WARD
                                          Lane Ward

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